United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: November 26, 2007

(Date of earliest event reported)

EMAK Worldwide, Inc.

(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)

6330 San Vicente Boulevard

Los Angeles, California 90048

(Address of Principal executive offices, including zip code)

(323) 932-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 26, 2007, EMAK Worldwide, Inc. (the “Company”) received a Nasdaq Staff Deficiency Letter (“Letter”) informing the Company that it no longer complies with Marketplace Rule 4310(c)(3), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the last three fiscal years.

The Letter indicates that the Nasdaq Staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market. The Company has until December 11, 2007 to provide the Nasdaq staff with the Company’s specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements, including the timeframe for completion of the plan. The Company is currently reviewing options to regain compliance, including discussions with the holder of its preferred stock with respect to a potential restructuring that would result in classification as permanent equity on the Company’s balance sheet. While the Company intends to submit a plan of compliance with respect to the stockholders’ equity requirement, there can be no assurance that the Nasdaq staff will ultimately determine that the plan adequately addresses the deficiency.

On November 30, 2007, the Company issued a press release announcing the receipt of the Nasdaq Staff Deficiency Letter.  A copy of the press release is included as an exhibit to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits:

Exhibit 99.1	Press release dated November 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, Inc.

Date: November 30, 2007	By:	/s/Teresa L. Tormey
Teresa L. Tormey,
Chief Administrative Officer and General Counsel

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